EXHIBIT 99.1

WageWorks, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

WageWorks, Inc.

San Mateo, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of WageWorks, Inc. (the “Company”) and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated May 29, 2019 expressed an adverse opinion thereon.

Change in Accounting Principles

As discussed in Notes 1 and 2 to the consolidated financial statements, the Company has changed its accounting method for recognizing revenue from contracts with customers in fiscal year 2018 due to the adoption of Topic 606, Revenue from Contracts with Customers.

As discussed in Notes 1 and 14 to the consolidated financial statements, the Company has changed its accounting method for recording excess tax benefits from employee share-based payments in fiscal year 2017 due to the adoption of ASU 2016-09, Improvement to Employee Share-Based Payment Accounting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2018.

San Jose, California

May 29, 2019

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

WageWorks, Inc.

San Mateo, California

Opinion on Internal Control over Financial Reporting

We have audited WageWorks, Inc.’s (the “Company’s”) internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework(2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on the COSO criteria.

We do not express an opinion or any other form of assurance on management’s statements referring to any corrective actions taken by the Company after the date of management’s assessment.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as “the financial statements”) and our report dated May 29, 2019 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Several material weaknesses regarding management’s failure to design and maintain controls have been identified and described in management’s assessment. The material weaknesses related to 1) the control environment, due to material weaknesses related to a) an inadequate or ineffective senior accounting leadership, b) an insufficient complement of qualified resources with an appropriate level of knowledge, experience and training important to the Company’s financial reporting requirements, c) inadequate mechanisms and oversight to ensure accountability for the performance of controls; 2) risk assessment, as the Company did not have an adequate assessment of changes in risks by management that could significantly impact internal control over financial reporting and did not effectively design controls in response to the risks of material misstatement; 3) control activities and information and communication, specifically between the accounting department and other operating departments necessary to support the proper functioning of internal controls; and 4) monitoring controls, as the Company did not maintain an internal audit function sufficient to monitor control activities. The control environment material weaknesses contributed to additional material weaknesses in the control activities of the Company as the Company did not design and maintain effective controls over a) accounting close and financial reporting; b) contract to cash process, c) risk assessment and management of change, as well as the review, approval, and documentation related to the application of generally accepted accounting principles, d) review of new, unusual or significant transactions and contracts, e) manual reconciliations of high-volume standard transactions, and f) information technology general controls (ITGCs) in the areas of logical access and change management. The risk assessment material weakness contributed to an additional material weakness as the

Company did not design effective controls over certain business processes, including controls over the preparation, analysis, and review of closing adjustments required to assess the appropriateness of certain account balances at period end.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2018 consolidated financial statements, and this report does not affect our report dated May 29, 2019 on those consolidated financial statements.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ BDO USA, LLP

San Jose, California

May 29, 2019

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders

WageWorks, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of WageWorks, Inc. (the “Company”) and subsidiaries for the year ended December 31, 2016, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of operations of the Company and subsidiaries and their cash flows for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. We were not engaged to perform an audit of the Company’s internal control over financial reporting. As part of our audit, we were required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Macias, Gini & O’Connell, LLP

We have served as the Company’s auditor since 2018.

Newport Beach, California

March 18, 2019

WAGEWORKS, INC.

Consolidated Balance Sheets

(In thousands, except per share amount)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$898,426	$779,345
Restricted cash	333	332
Short-term investments	222,205	195,534
Receivables, net	101,297	107,547
Prepaid expenses and other current assets	23,662	29,271
Total current assets	1,245,923	1,112,029
Property and equipment, net	76,920	68,742
Goodwill	297,409	297,409
Acquired intangible assets, net	130,095	155,369
Deferred tax assets, net	1,482	10,143
Other assets	33,324	8,291
Total assets	$1,785,153	$1,651,983
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$99,854	$89,977
Customer obligations	762,100	695,368
Other current liabilities	1,757	628
Total current liabilities	863,711	785,973
Long-term debt, net of financing costs	244,693	244,915
Other non-current liabilities	11,608	8,845
Total liabilities	1,120,012	1,039,733
Commitments and contingencies (Note 15)
Stockholders’ Equity:
Common stock, $0.001 par value (authorized 1,000,000 shares; 40,333 shares issued and 39,853 shares outstanding at December 31, 2018; 40,251 shares issued and 39,771 shares outstanding at December 31, 2017)	41	41
Additional paid-in capital	582,521	562,131
Treasury stock at cost (480 shares at December 31, 2018 and 2017)	(22,309)	(22,309)
Accumulated other comprehensive loss	(754)	(354)
Retained earnings	105,642	72,741
Total stockholders’ equity	665,141	612,250
Total liabilities and stockholders’ equity	$1,785,153	$1,651,983

See accompanying Notes to the Consolidated Financial Statements.

WAGEWORKS, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Year Ended December 31, 2018
	2018	2017	2016
Revenues:
Healthcare	$274,861	$274,815	$195,108
COBRA	106,161	111,607	73,765
Commuter	75,936	72,874	70,215
Other	15,226	16,799	16,473
Total revenues	472,184	476,095	355,561
Operating expenses:
Cost of revenues (excluding amortization of internal use software)	154,804	173,661	129,046
Technology and development	53,079	56,362	44,719
Sales and marketing	73,092	64,111	57,083
General and administrative	101,577	72,150	60,324
Amortization and impairment	41,456	37,890	37,175
Employee termination and other charges	3,792	1,489	1,147
Total operating expenses	427,800	405,663	329,494
Income from operations	44,384	70,432	26,067
Other income (expense):
Interest income	5,849	1,147	406
Interest expense	(10,087)	(7,293)	(2,717)
Other income (expense), net	(31)	(316)	1,075
Income before income taxes	40,115	63,970	24,831
Income tax provision	(14,145)	(9,583)	(8,929)
Net income	$25,970	$54,387	$15,902
Net income per share:
Basic	$0.65	$1.41	$0.44
Diluted	$0.64	$1.38	$0.43
Shares used in computing net income per share:
Basic	39,846	38,447	36,404
Diluted	40,434	39,415	37,210

See accompanying Notes to the Consolidated Financial Statements.

WAGEWORKS, INC.

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2018	2017	2016
Net income	$25,970	$54,387	$15,902
Other comprehensive loss, net of tax
Net unrealized loss on investments, net of tax	(400)	(354)	—
Other comprehensive loss, net of tax	(400)	(354)	—
Total comprehensive income	$25,570	$54,033	$15,902

See accompanying Notes to the Consolidated Financial Statements.

WAGEWORKS, INC.

Consolidated Statements of Stockholders’ Equity

(In thousands)

	Common stock		Additional paid-in	Treasury	Accumulated other comprehensive	Retained earnings (accumulated	Total stockholders’
	Shares	Amount	capital	stock at cost	loss	deficit)	equity
Balance at Balance at December 31, 2015	35,936	$36	$343,166	$(5,003)	$—	$(1,230)	$336,969
Exercise of stock options	926	1	16,069	—	—	—	16,070
Issuance of common stock under Employee Stock Purchase Plan	53	—	2,194	—	—	—	2,194
Issuance of restricted stock units, net of shares withheld for employee taxes	213	—	(6,108)	—	—	—	(6,108)
Tax benefit from the exercise of stock options	—	—	14,806	—	—	—	14,806
Treasury stock acquired	(226)	—	—	(9,371)	—	—	(9,371)
Stock-based compensation	—	—	27,180	—	—	—	27,180
Net income	—	—	—	—	—	15,902	15,902
Balance at December 31, 2016	36,902	$37	$397,307	$(14,374)	$—	$14,672	$397,642
Exercise of stock options	810	2	14,267	—	—	—	14,269
Public stock offering, net of issuance costs	1,955	2	130,787	—	—	—	130,789
Issuance of common stock under Employee Stock Purchase Plan	48	—	2,681	—	—	—	2,681
Issuance of restricted stock units, net of shares withheld for employee taxes	191	—	(9,019)	—	—	—	(9,019)
Treasury stock acquired	(135)		—	(7,935)	—	—	(7,935)
Stock-based compensation	—	—	25,649	—	—	—	25,649
Capitalized stock-based compensation	—	—	459	—	—	—	459
Other comprehensive loss, net of tax	—	—	—	—	(354)	—	(354)
Excess tax benefit cumulative-effect adjustment - adoption ASU 2016-09	—	—	—	—	—	3,682	3,682
Net income	—	—	—	—	—	54,387	54,387
Balance at December 31, 2017	39,771	$41	$562,131	$(22,309)	$(354)	$72,741	$612,250
Exercise of stock options	54	—	1,395	—	—	—	1,395
Issuance of common stock under Employee Stock Purchase Plan	18	—	869	—	—	—	869
Issuance of restricted stock units, net of shares withheld for employee taxes	10	—	(281)	—	—	—	(281)
Stock-based compensation	—	—	18,088	—	—	—	18,088
Capitalized stock-based compensation	—	—	319	—	—	—	319
Other comprehensive loss, net of tax	—	—	—	—	(400)	—	(400)
ASC 606 cumulative-effect adjustment (Note 2)	—	—	—	—	—	6,931	6,931
Net income	—	—	—	—	—	25,970	25,970
Balance at December 31, 2018	39,853	$41	$582,521	$(22,309)	$(754)	$105,642	$665,141

See accompanying Notes to the Consolidated Financial Statements.

WAGEWORKS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income	$25,970	$54,387	$15,902
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,011	11,384	8,696
Amortization and impairment	41,456	37,889	37,175
Amortization of debt issuance costs	578	418	159
Amortization of contract costs	2,844	—	—
Provision for doubtful accounts	1,034	558	947
Stock-based compensation expense	18,088	25,649	27,180
Loss on disposal of fixed assets	306	123	273
Accrued interest on debt securities	(493)	(237)	—
Deferred taxes	6,408	9,336	(5,853)
Excess tax benefit related to stock-based compensation arrangements	—	—	(14,806)
Changes in operating assets and liabilities:
Accounts receivable	5,216	(14,692)	(22,088)
Prepaid expenses and other current assets	5,609	(9,514)	7,901
Other assets	(18,558)	(3,145)	(699)
Accounts payable and accrued expenses	8,276	17,387	9,488
Customer obligations	66,732	86,988	207,559
Other liabilities	1,178	1,278	(2,892)
Net cash provided by operating activities	178,655	217,809	268,942
Cash flows from investing activities:
Purchases of property and equipment	(33,535)	(36,787)	(28,319)
Purchases of short-term investments	(157,672)	(208,656)	—
Proceeds from sales of short-term investments	16,049	5,398	—
Proceeds from maturities of short-term investments	114,910	7,500	—
Cash consideration for business acquisitions, net of cash acquired	—	—	(233,965)
Purchases of intangible assets	(209)	(4,658)	(21,120)
Net cash used in investing activities	(60,457)	(237,203)	(283,404)
Cash flows from financing activities:
Proceeds from long-term debt	—	—	169,900
Proceeds from public stock offering	—	135,387	—
Payment of underwriting discounts, commissions and other costs associate with the public offering	—	(4,598)	—
Proceeds from exercise of common stock options	1,395	14,267	16,070
Proceeds from issuance of common stock under Employee Stock Purchase Plan	869	2,681	2,194
Payment of debt issuance / amendment costs	(800)	(1,851)	(207)
Payments of debt principal	—	(2,500)	—
Payment of contingent consideration	—	—	(750)
Payment for treasury stock acquired	—	(7,935)	(9,371)
Payment of capital lease obligations	(299)	(302)	(381)
Taxes paid related to net share settlement of stock-based compensation arrangements	(281)	(9,019)	(6,108)
Excess tax benefit related to stock-based compensation arrangements	—	—	14,806
Net cash provided by financing activities	884	126,130	186,153
Net increase in cash and cash equivalents, unrestricted and restricted	119,082	106,736	171,691
Cash and cash equivalents, unrestricted and restricted, at beginning of the year	779,677	672,941	501,250
Cash and cash equivalents, unrestricted and restricted, at end of the year	$898,759	$779,677	$672,941
Supplemental cash flow disclosure:
Cash paid during the year for:
Interest	$8,859	$6,462	$1,825
Taxes	$2,412	$2,958	$5,534
Noncash financing and investing activities:
Property and equipment, accrued but not paid	$4,472	$2,325	$2,412
Property and equipment purchased under capital lease obligations	$142	$263	$835
Capitalized stock-based compensation	$319	$459	$—

See accompanying Notes to the Consolidated Financial Statements.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Note 1.     Summary of Business and Significant Accounting Policies

Business

WageWorks, Inc., (together with its subsidiaries, “WageWorks” or the “Company”) was incorporated in the state of Delaware in 2000. The Company is a leader in administering Consumer-Directed Benefits (“CDBs”), which empower employees to save money on taxes while also providing corporate tax advantages for employers.

The Company operates as a single reportable segment on an entity level basis, and considers itself to operate under one operating and reporting segment with healthcare, transit and other employer sponsored programs representing a group of similar products lines. The Company believes that it engages in a single business activity and operates in a single economic environment.

Principles of Consolidation

The consolidated financial statements include the accounts of WageWorks, Inc., and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements and related disclosure in conformity with United States (“U.S.”) generally accepted accounting principles (“GAAP”), including all adjustments as a result of the Company’s restatement, and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company must make estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to allocation of purchase consideration to acquired assets and liabilities from business combinations, revenue recognition, allowances for doubtful accounts, useful lives for depreciation and amortization, loss contingencies, income taxes, the assumptions used for stock-based compensation including attainment of performance-based awards, the assumptions used for software and web site development cost classification, and recoverability and impairments of goodwill and long-lived assets. Actual results may be materially different from those estimates. In making its estimates, the Company considers the current economic and legislative environment.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds, stated at cost, as well as commercial paper with an original maturity of less than 90 days as further described under Marketable Securities below. To the extent the Company’s contracts do not provide for any restrictions on the Company’s use of cash that it receives from clients, the cash is recorded as cash and cash equivalents.

The majority of the Company’s cash and cash equivalents represent funding and pre-funding balances received from customers for which the Company has a corresponding current obligation. In all cases where we have collected cash from a customer but not fulfilled services (primarily the payment of participant healthcare claims and commuter benefits), the Company recognizes a related liability to its customers, classified as customer obligations in the accompanying consolidated balance sheets.

Restricted cash represents cash used to collateralize standby letters of credit which were issued to the benefit of a third party to secure a contract with the Company.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

The following table summarizes the Company’s cash and cash equivalents at December 31, 2018 and 2017 (in thousands):

	December 31, 2018	December 31, 2017
Cash and cash equivalents, unrestricted	$898,426	$779,345
Cash and cash equivalents, restricted	333	332
Total unrestricted and restricted cash and cash equivalents	$898,759	$779,677

Marketable Securities

The Company determines the classification of its investments in marketable securities at the time of purchase and accounts for them as available-for-sale. Marketable securities of highly liquid investments with stated maturities of three months or less when purchased are classified as cash equivalents and those with stated maturities of between three months and one year as short-term investments. Marketable securities with maturities beyond twelve months are also included in short-term investments within current assets as the Company intends for its investments to support current operations and other strategic initiatives. These securities are reported at fair value, which includes the accrued interest of interest-bearing securities. Unrealized gains and losses, net of taxes, are included in accumulated other comprehensive loss as a component of stockholders’ equity, except for unrealized losses determined to be other-than-temporary which will be recorded within other income (expense). Realized gains and losses on the sale of marketable securities are recorded in other income (expense).

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and we consider counterparty credit risk in our assessment of fair value. Carrying amounts of financial instruments, including cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate their fair values as of the balance sheet dates because of their short maturities. The carrying value of the Company’s debt under the credit facility is estimated to approximate fair value as the variable interest rate approximates the market rate for debt securities with similar terms and risk characteristics. The determination of the fair value of the Company’s marketable securities is further explained in Note 5 Investments and Fair Value Measurements.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•                  Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•                  Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•                  Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Receivables

Receivables represent both trade receivables from customers in relation to fees for the Company’s services and unpaid amounts for benefit services provided by third-party vendors, such as transit agencies and healthcare providers for which the Company records a receivable for funding until the payment is received from the customer and a corresponding customer obligations liability until the Company disburses the balances to the vendors. The Company provides for an allowance for doubtful accounts by specifically identifying accounts with a risk of collectability and providing an estimate of the loss exposure. The Company reviews its allowance for doubtful accounts on a quarterly basis. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Write-offs for 2018, 2017 and 2016 were not significant.

The Company offsets on a customer by customer basis unpaid amounts for benefit services and customer obligation balances for financial reporting presentation. Additionally, the Company offsets outstanding trade and non-trade receivables, including any debit or credit memos, against any prefund balances after plan year close or upon termination of services both based on the completion of a full reconciliation with the customer.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation on computer and equipment and furniture and fixtures is calculated on a straight-line basis over the estimated useful lives of those assets, ranging from three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful life or the lease term. When events or circumstances suggest an asset’s life is different than initially estimated, management reassesses the useful life of the asset and recognizes future depreciation prospectively over the revised life.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation / amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses.

Maintenance and repairs are expensed as incurred. Expenditures that substantially increase an asset’s useful life are capitalized.

Software and Website Development Costs

Costs incurred to develop software for internal use are capitalized and amortized over the technology’s estimated useful life, generally four years. When events or circumstances suggest an asset’s life is different than initially estimated, management reassesses the useful life of the asset and recognizes future amortization prospectively over the revised life. Costs incurred related to the planning and post implementation phases of development are expensed as incurred. Costs associated with the platform content or the repair or maintenance, including transfer of data between existing platforms are expensed as incurred.

Impairment of Long-lived Assets

The Company reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. An impairment of long-lived assets exists when the carrying amount of a long-lived asset group, exceeds its fair value. Such impairment arises in circumstances when such assets are assessed and determined to have no continuing or future benefit. Impairment losses are recorded when the carrying amount of the impaired asset group is not recoverable. Recoverability is determined by comparing the carrying amount of the asset or asset group to the undiscounted cash flows which are expected to be generated from its use. If the carrying amount of the asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset or asset group exceeds its fair value. The Company did not record impairment losses related to long-lived assets in the years ended December 31,2018 and 2017. The company recorded impairment of $3.7 million during the year ended December 31, 2016. See Note 7 Property and Equipment for more details.

Acquisitions, Goodwill and Intangible Assets

The cost of an acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their fair values at the date of acquisition. Goodwill represents the excess cost over the fair value of net assets acquired in the acquisition and is not amortized, but rather is tested for impairment.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Definite lived intangible assets, consisting of client/broker contracts and relationships, trade names, technology, noncompete agreements and favorable lease arrangements, are stated at cost less accumulated amortization. All definite lived intangible assets are amortized on a straight-line basis over their estimated remaining economic lives, ranging generally from one to ten years. Amortization expense related to these intangible assets is included in amortization and impairment expense on the consolidated statements of income.

The Company performs a goodwill impairment test annually, and more frequently if events and circumstances indicate that the asset might be impaired. In 2018, we changed the date of our annual impairment test from December 31 to October 1. The change was made to more closely align the impairment testing date with our long-range planning and forecasting process, and does not represent a material change to a method of applying an accounting principle. The change in accounting principle related to changing our annual impairment testing date did not delay, accelerate, or avoid an impairment charge.

The following are examples of triggering events that could indicate that the fair value of a reporting unit has fallen below the unit’s carrying amount:

•                  A significant adverse change in legal factors or in the business climate

•                  An adverse action or assessment by a regulator

•                  Unanticipated competition

•                  A loss of key personnel

•                  A more likely than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of

An impairment loss is recognized to the extent that the carrying amount exceeds the reporting unit’s fair value. When reviewing goodwill for impairment, the Company assesses whether goodwill should be allocated to operating levels lower than the Company’s single operating segment for which discrete financial information is available and reviewed for decision-making purposes. These lower levels are referred to as reporting units. The Company’s chief operating decision maker, the Chief Executive Officer, does not allocate resources or assess performance at the individual healthcare, commuter, COBRA or other revenue stream level, but rather at the operating segment level. The Company’s one reporting unit was determined to be the Company’s one operating segment.

Whenever events or circumstances change, entities have the option to first make a qualitative evaluation about the likelihood of goodwill impairment. In assessing the qualitative factors, the Company assesses relevant events and circumstances that may impact the fair value and the carrying amount of the reporting unit. The identification of relevant events and circumstances and how these may impact a reporting unit’s fair value or carrying amount involve significant judgments and assumptions. The judgment and assumptions include the identification of macroeconomic conditions, industry and market considerations, overall financial performance, Company specific events and share price trends and making the assessment on whether each relevant factor will impact the impairment test positively or negatively and the magnitude of any such impact.

The goodwill impairment analysis is a two-step process: first, the reporting unit’s estimated fair value is compared to its carrying value, including goodwill. If the Company determines that the estimated fair value of the reporting unit is less than its carrying value, the Company moves to the second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill exceeds its implied fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the reporting unit.

If impairment is deemed more likely than not, management would perform the two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. At October 1, 2018 and December 31, 2017, the Company completed its annual goodwill impairment assessments and management concluded that goodwill is not impaired. There were no events or changes in circumstances during the three months ended December 31, 2018 that caused the Company to perform an interim impairment assessment.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Income Taxes

The Company reports income taxes using an asset and liability approach. Deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under current enacted tax law. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

The Company records a valuation allowance to reduce the deferred tax assets to the amount that the Company believes is more likely than not to be realized based on its judgment of all available positive and negative evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which the strength of the evidence can be objectively verified. This assessment, which is completed on a taxing jurisdiction basis, takes into account a number of types of evidence, including the following:

•                  The nature and history of current or cumulative financial reporting income or losses;

•                  Sources of future taxable income;

•                  The anticipated reversal or expiration dates of the deferred tax assets; and

•                  Tax planning strategies.

The Company takes a two-step approach to recognizing and measuring the financial statement benefit of uncertain tax positions. The first step is to evaluate the tax position for recognition by determining whether the weight of available evidence indicates that it is more likely than not that the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement of the audit. The Company classifies interest and penalties on unrecognized tax benefits as income tax expense or benefit.

Customer Obligations Liability

Many of our customer agreements include provisions whereby our customer remit funds to us which represent prefunds of employer / client and employee participant contributions related to FSA, HRA and commuter programs. The agreements do not represent restricted cash and accordingly the amounts received are included in cash and cash equivalents on our consolidated balance sheets with a corresponding liability recorded as customer obligations. Our customers generally provide us with prefunds for their FSA and HRA programs based on a percentage of projected spending by the employee participants for the plan year and other factors. In the case of our commuter program, at the beginning of each month we receive prefunds based on the employee participants’ monthly elections. These prefunds are typically replenished throughout the year by our FSA, HRA and commuter clients as benefits are provided under these programs.

The Company offsets on a customer by customer basis non-trade accounts receivable and customer obligation balances for financial reporting presentation. Additionally, the Company offsets outstanding trade and non-trade receivables, including any debit or credit memos, against any prefund balances after plan year close or upon termination of services both based on the completion of a full reconciliation with the customer.

Revenue Recognition

Policy from January 1, 2018

On January 1, 2018, we adopted the requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) as discussed further in Recently Adopted Accounting Pronouncements below. ASC 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

consideration received in exchange for those goods or services. ASC 606 also includes Subtopic 340-40, Other Assets and Deferred Costs-Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, references to ASC 606 used herein refer to both ASC 606 and Subtopic 340-40.

We account for revenue contracts with customers by applying the requirements of ASC 606, which include the following steps:

•                  Identification of the contract, or contracts, with the customer;

•                  Identification of the performance obligations in the contract;

•                  Determination of the transaction price;

•                  Allocation of the transaction price to the performance obligations in the contract; and

•                  Recognition of the revenue when, or as, the Company satisfies a performance obligation.

Our revenues are derived primarily from benefit service administration, interchange fees, commissions revenue, and other revenue. Other revenue includes services related to enrollment and eligibility, non-healthcare, and employee account administration (i.e., tuition and health club reimbursements) and project-related professional services. We account for individual products and services separately if they are distinct-that is, if a product or service is separately identifiable from other items in the contract and if a customer can benefit from it on its own or with other resources that are readily available to the customer.

We account for a contract with a customer when there is approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. We measure revenue based on the consideration specified in the contract with each customer, net of any sales incentives and taxes collected on behalf of government authorities. To the extent the transaction price includes variable consideration, and we are unable to apply the variable consideration allocation exception, we estimate the amount of variable consideration that should be included in the transaction price utilizing the expected value method based on term of billing arrangements and historical data. We recognize revenue in a manner that best depicts the transfer of promised goods or services to the customer, when control of the product or service is transferred to a customer. We make significant judgments when determining the appropriate timing of revenue recognition.

Based upon similar operational and economic characteristics, the Company’s revenues are disaggregated into Healthcare, Commuter, COBRA and Other revenue. The Company believes these revenue categories depict how the nature, amount, timing, and uncertainty of its revenue and cash flows are affected by economic factors.

•                  Healthcare and commuter programs include revenues generated from the monthly administration services based on employee participant levels and interchange and other commission revenues.

•                  COBRA revenue is generated from the administration of continuation of coverage services for participants who are no longer eligible for the employer’s health benefits, such as medical, dental, vision and for the continued administration of employee participants’ Health Reimbursement Arrangements (“HRAs”), and certain healthcare Flexible Spending Accounts (“FSAs”).

•                  Other revenue includes services related to enrollment and eligibility, non-healthcare, employee account administration (i.e., tuition and health club reimbursements).

Within our Healthcare and Commuter service lines, we have determined that our administration services are a single continuous service comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e. distinct days of service). These services are consumed as they are received and the Company recognizes service revenue over time on a monthly basis as it satisfies its performance obligations. As such, the Company recognizes revenue in each month for the administration services provided in that month using the variable consideration allocation exception.  The Company applies this exception because it concluded that the nature of its obligations and the variable payment terms are aligned and the uncertainty related to the consideration is resolved

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

on a monthly basis as the Company satisfies its obligations. The administration services are typically billed in the period in which services are performed.

COBRA requires employers to make health coverage available for terminated employees for a period of up to 36 months post-termination. Similar to our Healthcare and Commuter service lines, our COBRA administration services are a single continuous service. These services are consumed as they are received and the Company recognizes service revenue over time on a monthly basis as it satisfies its performance obligations. As such, the Company recognizes revenue in each month for the COBRA administration services provided in that month using the variable consideration allocation exception. The administration services are typically billed in the period in which services are performed.

We also recognize revenues that are generated from the use of debit cards used by employee participants related to the distribution, management and monitoring of such cards which are used by participants in connection with our benefits administration services for Healthcare and Commuter service lines. These related fees are known as interchange fees and are based upon a percentage of the amounts transacted on each card. We have determined that our performance obligation for interchange is a single continuous service, which is satisfied over time each month. Therefore, we recognize interchange revenue on a monthly basis based on the services provided and use the variable consideration allocation exception. The interchange revenues are typically billed in the period in which services are performed.

Professional services revenue consists of fees related to services provided to the Company’s employer clients to accommodate their reporting or administrative requirements. We recognize revenue from professional services as the services are performed or upon written acceptance from customers, if applicable, or acceptance provisions have lapsed assuming all other conditions for revenue recognition noted above have been met.

Contract Assets Contract assets include amounts related to our enforceable right to consideration for completed performance obligations not yet invoiced. The contract assets are transferred to the receivables balance when the rights become unconditional.

Contract Liabilities Contract liabilities are recorded as deferred revenues and include payments received in advance of performance under the contract. We generally invoice our customers for services as they are provided on a monthly basis, however in limited instances we may invoice in advance of services to be provided. Contract liabilities are recognized as revenue when the services are provided to the customer. Contract liabilities that are anticipated to be recognized during the succeeding twelve-month period are recorded as current deferred revenue and the remaining portion is recorded as noncurrent.

Contract Costs ASC 606 requires the recognition of an asset for the incremental costs of obtaining a contract with a customer if the entity expects to recover such costs. Incremental costs are costs that would not have been incurred if the contract had not been obtained. Examples of contract costs are commissions paid to sales personnel. Sales commissions earned by the Company’s sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit that has been determined to be six years which approximates the transfer of benefits to customers. The Company determined the period of benefit by taking into consideration the length of customer contracts, useful life of developed technology, regulatory oversight the Company is subject to, and other factors. Amortization expense is included in sales and marketing expenses in the Consolidated Statements of Income.

Revenue Recognition Policy before January 1, 2018

The Company recognizes revenue when collectability is reasonably assured, service has been performed, persuasive evidence of an arrangement exists, and there is a fixed or determinable fee.

Benefit service fees are recognized on a monthly basis as services are rendered and earned under service arrangements where fees and commissions are fixed or determinable and collectability is reasonably assured. Benefit service fees are based on a fee for service model (e.g., monthly fee per participant) in which revenue is recognized on a monthly basis as services are rendered under price quotations or service agreements having stipulated terms and conditions, which do not require management to make any significant judgments or assumptions regarding any potential uncertainties.

Vendor and bank interchange revenues are attributed to revenue sharing arrangements the Company enters into with certain banks and card associations, whereby the Company shares a portion of the transaction fees earned by these financial institutions on debit cards the Company issues to its employee participants based on a percentage of total dollars transacted as reported on third-party reports.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Cost of revenue is presented on an aggregate basis because the Company provides for services at the client level and not by product.

Stock-based Compensation

Stock-based compensation expense is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes or Monte Carlo option pricing model or the market value of the Company’s stock on the grant date and is recognized as an expense over the requisite service period, which is generally the vesting period. The determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the estimated volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, estimated forfeitures, and expected dividends.

Restricted Stock Units (“RSUs”), Market-based performance RSUs, and Performance-based Stock Units (“PSUs”) are measured based on the fair market values of the underlying stock on the dates of grant. The vesting of PSUs awarded is conditioned upon the attainment of performance objectives over a specified period and upon continued employment through the applicable vesting date. At the end of the performance period, shares of stock subject to PSUs vest based upon both the level of achievement of performance objectives within the performance period and continued employment through the applicable vesting date.

Stock-based compensation expense is calculated based on awards ultimately expected to vest and is reduced for estimated forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated annual forfeiture rates for stock options, RSUs, and PSUs are based on historical forfeiture experience.

The estimated fair value of stock options and RSUs are expensed on a straight-line basis over the vesting term of the grant and the estimated fair value of PSUs are expensed using an accelerated method over the term of the award once management has determined that it is probable that the performance objective will be achieved. Compensation expense is recorded over the requisite service period based on management’s best estimate as to whether it is probable that the shares awarded are expected to vest. Management assesses the probability of the performance milestones being met on a continuous basis.

We estimate expected volatility based on the historical volatility of comparable companies from a representative peer-group as well as our own historical volatility. We estimate the expected term based on historical experience, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior such as exercises and forfeitures. We base the risk-free interest rate on zero-coupon yields implied from U.S. Treasury issues with remaining terms similar to the expected term of the options. We do not anticipate paying any cash dividends in the foreseeable future, and therefore, used an expected dividend yield of zero in the option pricing model. We estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The estimated attainment of performance-based awards and related expense is based on the expectations of revenue and earnings before interest, tax and depreciation and amortization (“EBITDA”) target achievement over a specified three year performance period. If we use different assumptions for estimating stock-based compensation expense in future periods, or if actual forfeitures differ materially from our estimated forfeitures, future stock-based compensation expense may differ significantly from what we have recorded in the current period and could materially affect our income from operations, net income and net income per share.

Other Comprehensive Loss

Other comprehensive loss includes certain changes in equity that are excluded from net income. As of December 31, 2018, accumulated other comprehensive loss includes a $1.0 million unrealized loss, net of $0.2 million of income taxes, related to unrealized gains/losses on marketable securities.

Recent Accounting Pronouncements

Recently Adopted Accounting Guidance

In March 2016, the FASB Issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. The new guidance requires excess tax benefits and tax deficiencies to be recorded in the income statement when an award vests or are settled. In addition, cash flows related to excess tax benefits will no longer be separately classified as financing activity but should be classified as operating activities. The standard also increases the amount of shares an employer can withhold for tax purposes without triggering liability

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

accounting, clarifies that all cash payments made on employee’s behalf for withheld shares should be presented as a financing activity in the statements of cash flows, and provides an entity-wide accounting policy election to account for forfeitures as they occur.

The Company adopted this standard during the first quarter of 2017. As required by the standard, excess tax benefits recognized on stock-based compensation expense were reflected in our consolidated statements of income as a component of the provision for income taxes rather than additional paid-in capital on a prospective basis. The cumulative effect of this accounting change resulted in an increase of $3.7 million to deferred tax assets as of December 31, 2017 and an increase to the opening retained earnings of $3.7 million as of January 1, 2017. The Company recorded excess tax benefits in the amount of $0.4 million and $15.8 million within our provision for income taxes in the consolidated statements of income during the years ended December 31, 2018 and 2017, respectively.

For presentation requirements, the Company elected to prospectively apply the change in the presentation of excess tax benefits wherein excess tax benefits recognized on stock-based compensation expense were classified in operating activities on the consolidated statements of cash flows. Prior period classification of cash flows related to excess tax benefits were not adjusted.

The Company elected to retrospectively apply the ASU 2016-09 presentation requirements for cash flows related to employee taxes paid for withheld shares to be presented as financing activities. Consequently, on the consolidated statements of cash flows for the year ended December 31, 2016, the Company reclassified $6.1 million, to increase net cash provided by operating activities and decrease net cash provided by financing activities.

In May 2014, the Financial and Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, amending revenue recognition guidance and requiring more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. ASC 606 is effective for annual and interim reporting periods beginning after December 15, 2017, with early adoption permitted for public companies effective for annual and interim reporting periods beginning after December 15, 2016. We adopted ASC 606 on January 1, 2018 by applying the modified retrospective approach to all contracts that were not completed as of January 1, 2018. Results for the reporting period beginning January 1, 2018 are presented under ASC 606, while prior periods are not adjusted and continue to be reported under the accounting standards in effect for the prior period. We recorded an increase in total assets of $9.3 million and an increase in retained earnings of $6.9 million (net of tax effect) as of January 1, 2018 attributed to the deferral of commission cost. The tax impact resulted in an increase in deferred tax liabilities in the amount of $2.4 million with an offset to retained earnings upon adoption. See Note 2 Revenue for more details.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU No. 2016-18 addresses diversity in practice from entities classifying and presenting transfers between cash and restricted cash as operating, investing or financing activities or as a combination of those activities in the statement of cash flows. The ASU requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the Statement of Cash Flows. As a result, transfers between such categories are no longer be presented in the Statement of Cash Flows. The Company adopted this standard on January 1, 2018 using the retrospective method. This amendment did not have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.” This guidance principally affects accounting standards for equity investments, financial liabilities where the fair value option has been elected, and the presentation and disclosure requirements for financial instruments. Upon the effective date of the new guidance, all equity investments in unconsolidated entities, other than those accounted for using the equity method of accounting, will generally be measured at fair value through earnings. There will no longer be an available-for-sale classification and therefore, no changes in fair value will be reported in other comprehensive income (loss) for equity securities with readily determinable fair values. The Company adopted this standard on January 1, 2018. This amendment did not have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued Accounting Standard Update No. 2016-04, Recognition of Breakage for Certain Prepaid Stored-Value Products (“ASU 2016-04”). The new guidance creates an exception under ASC 405-20, Liabilities-Extinguishments of Liabilities, to derecognize financial liabilities related to certain prepaid stored-value products using a revenue-like breakage model. The Company adopted this update on January 1, 2018. This amendment did not have a material impact on the Company’s consolidated financial statements.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash flows: Classification of Certain Cash Receipts and Cash Payments. The update provides specific guidance on a number of cash flow classification issues including contingent consideration payments made after a business combination, proceeds from settlement of insurance claims, proceeds from settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, distributions received from equity method investees and separately identifiable cash flows and application of the predominance principle. The Company adopted this update on January 1, 2018. This amendment did not have a material impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation-Stock Compensation: Scope of Modification Accounting (“ASU 2017-09”). The update amends the scope of modification accounting for shared-based payment arrangements to specify that modification accounting would not be applicable if the fair value, vesting conditions and classification of the shared-based awards are the same immediately before and after the modification. The Company adopted this update on January 1, 2018. This update did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB, issued ASU, No. 2016-02, Leases (Topic 842), which requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases.

The Company will adopt the standard effective in the first quarter of 2019 and will not restate comparative periods upon adoption under the effective date method. The Company will elect a package of practical expedients for leases that commenced prior to January 1, 2019 and will not reassess: (i) whether any expired or existing contracts are or contain leases; (ii) lease classification for any expired or existing leases; and (iii) initial direct costs capitalization for any existing leases. The Company will make an accounting policy election to keep leases with an initial term of 12 months or less off of the balance sheet. The Company will recognize those lease payments in the consolidated statements of income on a straight-line basis over the lease term.

The Company currently expects that our operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon adoption of Topic 842, which will increase the total assets and total liabilities that were reported relative to such amounts prior to adoption. The Company expects to record a range from $25 million to $40 million of right of use assets and lease liabilities for operating and finance leases in the balance sheet in the first quarter of 2019. Refer to Note 15 for further information on operating lease commitments. The Company plans to adopt Topic 842 using the alternative modified retrospective approach with the cumulative effect of adoption recognized to retained earnings on January 1, 2019. The Company does not believe the new standard will have a material impact on the consolidated statements of income, nor will it have a notable impact on liquidity. The standard will also have no material impact on debt-covenant compliance under our current agreements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which amends the FASB’s guidance on the impairment of financial instruments. The ASU adds to GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. ASU 2016-13 is effective for annual reporting periods ending after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the timing and impact of adoption on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The amendments eliminate Step 2 from the goodwill impairment test. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The amendments also eliminate the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The new standard is expected to be effective

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the timing and impact of adoption on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement - Reporting Comprehensive Income (Topic 220) - Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. This standard allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act and requires certain disclosures about stranded tax effects and will be effective for the Company beginning January 1, 2019 and should be applied either in the period of adoption or retrospectively. Early adoption is permitted. The Company is currently evaluating the timing and impact of adoption on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement.” The primary focus of ASU 2018-13 is to improve the effectiveness of the disclosure requirements for fair value measurements. The changes affect all companies that are required to include fair value measurement disclosures. In general, the amendments in this standard are effective for all entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the timing and impact of adoption on the Company’s consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU 2018-19 clarifies that receivables arising from operating leases are not within the scope of the credit losses standard, but rather, should be accounted for in accordance with the leases standard. In general, the amendments in this standard are effective for public business entities that meet the definition of a SEC filer for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company is currently evaluating the timing and impact of adoption on the Company’s consolidated financial statements.

Note 2     Revenue

On January 1, 2018, we adopted ASC 606, applying the modified retrospective method to all contracts that were not completed as of that date. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606, while prior period results are not adjusted and continue to be reported in accordance with Topic 605, Revenue Recognition. We generally invoice our customers at the beginning of the term on a monthly basis with a term of net 30-60 days. We applied the practical expedient provided by ASC 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. Our policy is to exclude sales and other indirect taxes when measuring the transaction price. The primary impact of adopting ASC 606 relates to the deferral of incremental costs of obtaining customer contracts and the amortization of those costs over the period of benefit. We recorded an increase in total assets of $9.3 million and an increase in retained earnings of $6.9 million (net of tax effect) as of January 1, 2018. The tax impact resulted in an increase in deferred tax liabilities in the amount of $2.4 million with an offset to retained earnings upon adoption. The adoption of the preceding standard did not have a material impact on the Company’s revenue for the year ended December 31, 2018.

Disaggregation of Revenue

The Company’s primary categories of revenue are Healthcare, Commuter, COBRA and Other revenue and are disclosed in the consolidated statements of income. The following table provides information about disaggregated revenue from contracts with customers by the nature of the products and services (in thousands):

	Year ended December 31,
(in thousands)	2018	2017
Benefit Administration Service and COBRA	$401,340	$407,476
Interchange	50,907	50,229
Other revenue	19,937	18,390
Total	$472,184	$476,095

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Contract Balances

We generally do not recognize revenue in advance of invoicing our customers, however, we record a receivable when revenue is recognized prior to payment and we have unconditional right to payment. Alternatively, when payment precedes the related services, we record a contract liability, or deferred revenue, until our performance obligations are satisfied. Our deferred revenue as of December 31, 2018 and December 31, 2017 was $3.9 million and $3.4 million, respectively. The balances related to cash received in advance for a certain interchange revenue arrangement, other up-front fees and other commuter deferred revenue. The Company expects to satisfy its remaining obligations for these arrangements.

Contract Costs

Contract costs relate to incremental costs of obtaining a contract with a customer. Contract costs, which primarily consist of deferred sales commissions, were $8.8 million and $9.3 million as of December 31, 2018 and January 1, 2018, respectively and are included in other assets on the condensed consolidated balance sheets. Amortization expense for the deferred costs was $2.9 million for the year ended December 31, 2018. There was no impairment loss in relation to the costs capitalized for the periods presented. Deferred contract costs are amortized on a straight-line basis over the period of benefit, which is consistent with the pattern of transfer of the good or service to which the asset relates.

Performance Obligations

During the year ended December 31, 2018, the Company recognized the following revenues (in thousands):

Revenue recognized in the period for:	Year Ended December 31, 2018
Amounts included in contract liabilities at the beginning of the period:
Performance obligations satisfied	$571
Changes in the period:
Changes in the estimated transaction price allocated to performance obligations satisfied in prior periods	(1,100)
Performance obligations satisfied from new activities in the period - contract revenue	472,713
Total revenue	$472,184

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period, in thousands. The Company applies the practical expedient to not disclose information about contracts with original expected durations of one year or less, amounts of variable consideration attributable to the variable consideration allocation exception, or contract renewals that are unexercised as of December 31, 2018 (in thousands):

As of December 31, 2018
2019	$571
2020	571
2021	571
2022 and thereafter	1,143
Total	$2,856

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Impact on Financial Statements

In accordance with ASC 606, the disclosure of the impact of adoption to our consolidated statements of income and balance sheets was as follows (in thousands, except per share amounts):

	Year Ended December 31, 2018
	As reported	Adjustments	Balance without adoption of ASC 606
Operating expenses:
Sales and marketing	$73,092	$(543)	$72,549
Total operating expenses	427,800	(543)	427,257

Income from operations	44,384	543	44,927
Income before income taxes	40,115	543	40,658
Income tax provision	(14,145)	(190)	(14,335)
Net income	25,970	353	26,323

Net income per share:
Basic	$0.65	$0.01	$0.66
Diluted	$0.64	$0.01	$0.65

	December 31, 2018
	As reported	Adjustments	Balance without adoption of ASC 606
Assets
Other assets	$33,324	$(8,776)	$24,548
Total assets	1,785,153	(8,776)	1,776,377
Deferred tax assets, net	1,482	2,198	3,680

Liabilities and Stockholders’ Equity			—
Retained earnings	105,642	6,578	99,064
Total stockholders’ equity	$665,141	$6,578	$658,563

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Note 3.     Net Income per Share

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share amounts):

	Year Ended December 31,
	2018	2017	2016
Numerator for basic net income per share:
Net income	$25,970	$54,387	$15,902
Denominator for basic net income per share:
Weighted-average common shares outstanding	39,846	38,447	36,404
Basic net income per share	$0.65	$1.41	$0.44

Numerator for diluted net income per share:
Net income	$25,970	$54,387	$15,902
Denominator for diluted net income per share:
Weighted-average common shares outstanding	39,846	38,447	36,404
Dilutive stock options, restricted stock and performance restricted stock units and employee stock purchase plan shares	588	968	806
Diluted weighted-average common shares outstanding	40,434	39,415	37,210
Diluted net income per share	$0.64	$1.38	$0.43

Stock options and restricted stock units to purchase common stock are not included in the computation of diluted earnings per share if their effect would be anti-dilutive. There were 1.7 million, 0.8 million, and 0.9 million anti-dilutive shares for 2018, 2017 and 2016, respectively.

Note 4.    Acquisitions and Channel Partner Arrangements

Acquisition of the ADP CHSA/COBRA Business

On November 28, 2016, the Company completed the Asset Purchase Agreement (“APA”) with ADP, a leading global provider of Human Capital Management solutions, to acquire ADP’s CHSA, COBRA, and direct bill businesses (together the “ADP CHSA/COBRA Business”) for approximately $235.0 million in cash. In connection with the APA, the Company borrowed $169.9 million against its then $250.0 million revolving credit facility which had a maturity date of June 5, 2020. See Note 10 Long-term Debt for updated credit facility terms.

Purchase Price Consideration and Allocation for the ADP CHSA/COBRA Business

In accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), the acquisition was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total purchase consideration, assets acquired and the liabilities assumed are measured at fair value as of the date of acquisition when control is obtained. The fair value of the consideration transferred, the assets acquired and liabilities assumed was determined by the Company and in doing so estimated the fair value of the identifiable intangible assets acquired. The following table summarizes the fair value of total consideration transferred for the acquisition, the total fair value of net identifiable assets acquired and the goodwill recorded (in thousands):

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Goodwill represents the excess of the purchase consideration over the fair value of the underlying net assets acquired and liabilities assumed (amounts in thousands):

Cash consideration	$235,000
Less: Fair value of net identifiable assets acquired	(94,700)
Goodwill	$140,300

The fair value of the identifiable assets acquired and liabilities assumed in the acquisition is based on management’s best estimates and valuation assumptions. The following table summarizes the estimated fair value of assets acquired and liabilities assumed as of November 28, 2016:

	Weighted
	Average
	Useful Life	Amount
	(in years)	(in thousands)
Cash		$1,035
Accounts payable and accrued expenses		(1,035)
Intangible assets subject to amortization:
Customer relationships	10	93,900
Existing technology - CHSA	3	500
Existing technology - COBRA	3	300
Total fair value of net identifiable assets acquired		$94,700

Unaudited Pro Forma Information

The unaudited pro forma condensed combined statement of income of the Company and the ADP CHSA/COBRA Business for the year ended December 31, 2016 is presented below as if the acquisition had closed on January 1, 2016. The pro forma information was prepared based on the historical financial statements and related notes of the ADP CHSA/COBRA Business and the Company, as adjusted for the pro forma impact of applying the acquisition method of accounting in accordance with U.S. GAAP. The unaudited pro forma condensed combined statement of income was prepared using the acquisition method of accounting with the Company treated as the acquiring entity.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

The following unaudited pro forma condensed combined financial statement has been presented for informational purposes only. The pro forma data does not purport to represent what the combined Company’s results of operations actually would have been had the acquisition been completed as of the date indicated, nor is it indicative of future operating results of the combined Company.

Year Ended December 31,
2016
(In thousands, except per share data) (Unaudited)
Total revenue	$469,119
Net income	$28,543
Net income per share:
Basic	$0.78
Diluted	$0.77

Ceridian Channel Partner Arrangement

In July 2013, the Company entered into a channel partner arrangement with Ceridian, a global product and services company. Pursuant to the arrangement, Ceridian’s CDB account administration business for FSA and HRA was fully transitioned to the Company as of January 2015 with a final purchase price of $13.5 million. The Company accounted for this client acquisition as an asset purchase. In conjunction with the transition, the Company also entered into a separate reseller arrangement with Ceridian.

In September 2015, the Company entered into another agreement with Ceridian to transition its COBRA and direct bill portfolio to the Company. In April 2016, the Company completed the transition of this portfolio. The total cash consideration paid in 2016 and 2015 was $21.1 million and $0.4 million, respectively, and was recorded as acquired intangible assets. This relationship also allows Ceridian as a channel partner to resell the Company’s COBRA and direct bill services to their new and existing clients in addition to their full suite of healthcare and commuter products.

Tango Acquisition

In September 2017, the Company and Tango Health, Inc. (“Tango”) entered into an Asset Purchase and Transition Agreement to acquire and transfer certain assets held by Tango related to benefits administration services for Health Savings Accounts for $4.1 million. The Company accounted for the Tango transaction as an asset purchase because it did not qualify as a business combination. The agreement contains a holdback obligation of $2.1 million which was paid in December 2017 upon completion of the transition of the intangible asset portfolio. Total cash consideration paid was recorded as acquired intangible assets which are amortized over seven years.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Note 5. Investments and Fair Value Measurements

The following table summarizes the Company’s investments in marketable securities and fair value measurements by investment category reported as cash equivalents and short-term investments at December 31, 2018 (in thousands):

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Level 1	Level 2
Cash equivalents:
Money market funds	$41,027	$—	$—	$41,027	$41,027	$—
Commercial paper	10,436	1	—	10,437	—	10,437
Municipal bonds	7,781	—	—	7,781	—	7,781
Total cash equivalents	$59,244	$1	$—	$59,245	$41,027	$18,218

Short-term investments:
U.S. government securities	$22,534	$—	$(94)	$22,440	$22,440	$—
U.S. government agency securities	14,346	—	(56)	14,290	—	14,290
Municipal bonds	3,548	—	(4)	3,544	—	3,544
Foreign government securities	2,504	—	(6)	2,498	—	2,498
Corporate debt securities	134,003	37	(685)	133,355	—	133,355
Commercial paper	12,954	—	(4)	12,950	—	12,950
Certificates of deposit	1,258	—	—	1,258	—	1,258
Asset-backed securities	32,054	—	(184)	31,870	—	31,870
Total short-term investments	$223,201	$37	$(1,033)	$222,205	$22,440	$199,765
Total cash equivalents and short-term investments	$282,445	$38	$(1,033)	$281,450	$63,467	$217,983

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

The following table summarizes the Company’s investments in marketable securities and fair value measurements by investment category reported as cash equivalents and short-term investments at December 31, 2017 (in thousands):

	Carrying Amount	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Level 1	Level 2
Cash equivalents:
Money market funds	$58,953	$—	$—	$58,953	$58,953	$—
Commercial paper	21,930	—	(3)	21,927	—	21,927
Total cash equivalents	$80,883	$—	$(3)	$80,880	$58,953	$21,927

Short-term investments:
U.S. government securities	$17,472	$—	$(41)	$17,431	$17,431	$—
U.S. government agency securities	11,540	—	(30)	11,510	—	11,510
Municipal bonds	6,974	2	(8)	6,968	—	6,968
Foreign government securities	7,499	—	(27)	7,472	—	7,472
Corporate debt securities	105,144	3	(273)	104,874	—	104,874
Commercial paper	30,798	1	(9)	30,790	—	30,790
Certificates of deposit	1,255	—	—	1,255	—	1,255
Asset-backed securities	15,310	—	(76)	15,234	—	15,234
Total short-term investments	$195,992	$6	$(464)	$195,534	$17,431	$178,103
Total cash equivalents and short-term investments	$276,875	$6	$(467)	$276,414	$76,384	$200,030

As of December 31, 2018, the Company had no investments that were in an unrealized loss position for a period of twelve months or greater. The Company conducts a regular assessment of its debt securities with unrealized losses to determine whether securities have other-than-temporary impairment considering, among other factors, the nature of the securities, credit rating or financial condition of the issuer, the extent and duration of the unrealized loss, expected cash flows of underlying collateral, market conditions and whether the Company intends to sell or it is more likely than not that the Company will be required to sell the debt securities. The Company did not have any other-than-temporary impairment in its available-for-sale securities at December 31, 2018.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

The following table summarizes the gross unrealized losses and fair values of investments in an unrealized loss position as of December 31, 2018, aggregated by investment category. No securities were in an unrealized loss position for a period of twelve months or greater.

(In thousands)	Fair Value	Gross Unrealized Loss
Short-term investments:
U.S. government securities	$22,440	$(94)
U.S. government agency securities	14,290	(56)
Municipal bonds	3,544	(4)
Foreign government securities	2,498	(6)
Corporate debt securities	125,192	(685)
Commercial paper	12,950	(4)
Asset-backed securities	31,870	(184)
Total short-term investments in unrealized loss position	$212,784	$(1,033)

The following table summarizes the gross unrealized losses and fair values of investments in an unrealized loss position as of December 31, 2017, aggregated by investment category. No securities were in an unrealized loss position for a period of twelve months or greater.

(In thousands)	Fair Value	Gross Unrealized Loss
Cash equivalents:
Commercial paper	$19,982	$(3)
Total cash equivalents in unrealized loss position	$19,982	$(3)

Short-term investments:
U.S. government securities	$17,431	$(41)
U.S. government agency securities	11,510	(30)
Municipal bonds	5,767	(8)
Foreign government securities	7,472	(27)
Corporate debt securities	103,869	(273)
Commercial paper	27,930	(9)
Asset-backed securities	15,234	(76)
Total short-term investments in unrealized loss position	$189,213	$(464)
Total cash equivalents and short-term investments in unrealized loss position	$209,195	$(467)

Realized gains and losses on marketable securities are included in other income (expense), net on the Company’s consolidated statements of income. Gross realized gains and losses on marketable securities for the years ended December 31, 2018 and December 31, 2017 were not significant.

The Company had no investments in marketable securities prior to 2017.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. Accordingly, the Company classifies money market funds and U.S. treasury securities as Level 1 investments and other securities as Level 2. There were no transfers between Level 1 and Level 2 fair value categories during the periods presented.

The following table summarizes the estimated amortized cost and fair value of the Company’s marketable securities by the contractual maturity date (in thousands):

	December 31, 2018		December 31, 2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due less than one year	$219,057	$218,394	$157,651	$157,573
Due in one to five years	63,388	63,056	119,224	118,841
Total	$282,445	$281,450	$276,875	$276,414

Note 6.    Receivables

Receivables at December 31, 2018 and 2017 was comprised of the following (in thousands):

	December 31, 2018	December 31, 2017
Trade receivables	$52,525	$58,067
Unpaid amounts for benefit services	52,380	52,054
Receivables, gross	104,905	110,121
Less: allowance for doubtful accounts	(3,608)	(2,574)
Receivables, net	$101,297	$107,547

The allowance for doubtful accounts roll forward is comprised of the following (in thousands):

	Balance at Beginning of Fiscal Year	Charged to Operations	Recoveries (Deductions)	Balance at End of Fiscal Year
Year ended December 31, 2018	$2,574	$1,034	$—	$3,608
Year ended December 31, 2017	$2,016	$558	$—	$2,574
Year ended December 31, 2016	$1,071	$947	$(2)	$2,016

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Note 7.    Property and Equipment

	December 31, 2018	December 31, 2017
Computers and equipment	$27,519	$22,702
Software and software development costs	144,260	120,278
Furniture and fixtures	8,123	7,754
Leasehold improvements	28,883	25,097
Property and equipment, gross	208,785	175,831
Less: accumulated depreciation and amortization	(131,865)	(107,089)
Property and equipment, net	$76,920	$68,742

During the years ended December 31, 2018, 2017 and 2016, the Company capitalized software development costs of $21.9 million, $20.5 million, and $14.8 million, respectively. Amortization expense related to capitalized software development costs was $16.0 million, $12.1 million and $15.2 million for 2018, 2017 and 2016, respectively. These costs are included in amortization and impairment expense in the accompanying consolidated statements of income. At December 31, 2018, the unamortized capitalized software development costs included in property and equipment in the accompanying consolidated balance sheets was $40.3 million.

Total depreciation expense plus amortization of software and internally developed software for the years ended December 31, 2018, 2017 and 2016 was $30.0 million, $23.5 million, and $23.9 million, respectively.

As of December 31, 2018 and 2017, property and equipment acquired under capital lease obligations was $1.2 million and $1.7 million, respectively, and was classified as computers and equipment. Accumulated depreciation for assets acquired under capital lease obligations was $0.8 million and $1.1 million as of December 31, 2018 and 2017.

In 2016, the Company re-assessed the fair value of KP Connector which is an internal use software developed by the Company based on the specifications outlined in a client agreement. In the second quarter of 2016, the client notified the Company that it no longer required the services provided by the Company. Accordingly, the Company determined that KP Connector’s carrying value was considered unrecoverable as of June 30, 2016, and recorded a $3.7 million impairment charge to amortization and impairment expense in the consolidated statements of income and a corresponding reduction of property and equipment, net, in the consolidated balance sheets.

Note 8.    Goodwill and Intangible Assets

There was no change in the carrying amount of goodwill during the twelve months ended December 31, 2018 and 2017, respectively.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Acquired intangible assets at December 31, 2018 and 2017 were comprised of the following (in thousands):

	December 31, 2018			December 31, 2017
	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Amortizable intangible assets:
Client/broker contracts & relations	$237,430	$(108,834)	$128,596	$237,221	$(84,581)	$152,640
Trade names	3,880	(3,587)	293	3,880	(3,492)	388
Technology	14,646	(14,009)	637	14,646	(13,047)	1,599
Noncompete agreements	2,232	(2,084)	148	2,232	(2,013)	219
Favorable lease arrangements	1,134	(713)	421	1,134	(611)	523
Total	$259,322	$(129,227)	$130,095	$259,113	$(103,744)	$155,369

In September 2017, the Company acquired certain intangible assets from Tango related to Tango’s HSA product (see Note 4). This transaction was accounted for as an asset purchase.

Amortization expense of intangible assets totaled $25.5 million, $25.8 million and $21.9 million in 2018, 2017 and 2016, respectively. Acquired intangible assets are amortized on a straight-line basis generally over one to ten years.

The Company accelerated amortization of intangible assets for client contracts and broker relationships of $3.8 million, triggered in the second quarter of 2016, related to the termination of a significant customer relationship in the health insurance exchange business.

As of December 31, 2018, the expected future amortization expense for acquired intangible assets is as follows (in thousands):

2019	$24,914
2020	22,749
2021	19,945
2022	17,509
2023	14,721
Thereafter	30,257
Total	$130,095

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Note 9.    Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31, 2018 and 2017 were comprised of the following (in thousands):

	December 31, 2018	December 31, 2017
Accounts payable and accrued liabilities	$32,771	$23,788
Payable to benefit providers and transit agencies	30,148	32,469
Accrued compensation and related benefits	28,594	25,921
Other accrued expenses	5,834	5,275
Deferred revenue	2,507	2,524
Accounts payable and accrued expenses	$99,854	$89,977

Note 10. Long-term Debt

On August 1, 2016, the Company entered into a First Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with MUFG Union Bank, N.A., as administrative agent (the “Agent”) to increase the revolving credit facility credit limit from $150.0 million to $250.0 million. The Amended Credit Agreement did not change the Company’s $15.0 million subfacility limit or its option to increase its commitments up to $100.0 million. The credit facility’s maturity date, June 5, 2020, and interest rate, London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 1.25% to 1.75%, also remained unchanged. Subsequent to entering into the Amended Credit Agreement, the Company borrowed additional funds in the amount of $169.9 million from the revolving credit facility in connection with the acquisition of the ADP CHSA/COBRA Business. In connection with the Amended Credit Agreement, the Company incurred fees of approximately $0.2 million, which are being amortized over the term of the Amended Credit Agreement.

On April 4, 2017, the Company entered into a Second Amended and Restated Credit Agreement (the “Second Amended Credit Agreement”) with (the “Agent”). The Second Amended Credit Agreement amends and restates the Company’s existing Amended Credit Agreement, and increases the Company’s borrowing capacity under the revolving credit facility to $400.0 million, with a $15.0 million letter of credit subfacility. The Second Amended Credit Agreement contains an increase option permitting the Company, subject to certain conditions and requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $100.0 million in additional commitments. Loan proceeds may be used for general corporate purposes, including acquisitions as permitted under the Second Amended Credit Agreement. The Company may prepay loans under the Second Amended Credit Agreement in whole or in part at any time without premium or penalty. In connection with this Second Amended Credit Agreement, the Company incurred fees of approximately $1.9 million, which are being amortized over the term of the Second Amended Credit Agreement. The fees incurred are presented as a direct deduction from long-term debt in the consolidated balance sheets.

The loans bear interest, at the Company’s option, at either (i) a LIBOR determined in accordance with the Second Amended Credit Agreement, plus a margin ranging from 1.25% to 2.25%, or (ii) a base rate determined in accordance with the Second Amended Credit Agreement, plus a margin ranging from 0.25% to 1.25%, in either case with such margin determined based on the Company’s consolidated leverage ratio for the preceding four fiscal quarter period. Interest is due and payable in arrears quarterly for base rate loans and at the end of an interest period for LIBOR rate loans. Principal, together with all accrued and unpaid interest, is due and payable on April 4, 2022. The Company elected option (i) and, as of December 31, 2018, the interest rate applicable to the revolving credit facility was 3.89% per annum.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Amounts borrowed and outstanding letters of credit were as follows (in thousands):

	December 31, 2018	December 31, 2017
Revolving credit facility used	$249,830	$249,830
Less: Outstanding letters of credit	(2,830)	(2,830)
Outstanding revolving credit facility	247,000	247,000
Unamortized debt financing fees	(2,307)	(2,085)
Long-term debt	$244,693	$244,915

The Company’s obligations under the Second Amended Credit Agreement are secured by substantially all of the Company’s assets. All of the Company’s existing and future material subsidiaries are required to guarantee its obligations under the Second Amended Credit Agreement. The guarantees by future material subsidiaries are and will be secured by substantially all of the assets of such subsidiaries.

The Second Amended Credit Agreement contains financial and non-financial covenants including debt ratio and interest coverage ratio requirements. The Company is currently in compliance with all the covenants under the credit facility.

In 2017, the Company increased its outstanding letter of credit balance by $2.3 million as a result of growth in its business operations. As of December 31, 2018, the Company had $247.0 million outstanding under the revolving credit facility and $150.2 million unused revolving credit facility still available to borrow under the Second Amended Credit Agreement. The Company pays fees on the unused revolving credit balance.

The credit facility contains customary events of default including, among others, payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other material indebtedness, judgment defaults, a change of control default and bankruptcy, and insolvency defaults.  Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the loan agreement at a per annum rate of interest equal to 2.00% above the applicable interest rate. Upon an event of default, the lenders may terminate the commitments, declare the outstanding obligations payable by the Company to be immediately due and payable, and exercise other rights and remedies provided for under the credit facility.

On April 5, 2018, the Company’s Board of Directors concluded the previously issued financial statements for (i) the quarterly periods ended September 30, June 30 and March 31, 2017, (ii) the annual period ended December 31, 2016 and (iii) the quarterly periods ended September 30 and June 30, 2016 should be restated and should no longer be relied upon. Consequently, the Company did not meet its obligation to provide its restated and delinquent financial statements to the Agent by the contractual delivery date. In March 2018, the Company entered into a Reporting Extension Agreement (the “Extension Agreement”), by and among the Company, the lenders party thereto and MUFG Union Bank, N.A., as administrative agent to extend the time period for delivery to Agent and the lenders of our delinquent financial statements to June 30, 2018. In June 2018, the Company entered into a Second Reporting Extension Agreement and paid the Agent $0.8 million to extend the delivery date of our delinquent financial statements to March 16, 2019. The fees incurred were added to loan financing fees to be amortized to interest expense over the remaining life of the loan.

In March 2019, the Company entered into a Third Reporting Extension Agreement and paid the Agent $0.1 million to extend the delivery date of any remaining delinquent financial statements to May 10, 2019. In May 2019, the Company entered into a Fourth Reporting Extension Agreement and paid the Agent $0.1 million to extend the delivery date of the 2018 Annual Report on Form 10-K to May 31, 2019.

Note 11.     Common Stock

Public Stock Offering

On June 20, 2017, the Company closed a public stock offering and sold 1,954,852 shares of its common stock at $69.25 per share, for proceeds of approximately $130.8 million, net of underwriting discounts and commissions and other offering costs. Additionally, certain selling stockholders sold 545,148 shares of common stock in the offering for which the Company did not receive any proceeds. Selling stockholders received proceeds net of their proportionate share of the total underwriting discounts and commissions. The Company also

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

granted the underwriters a 30-day overallotment option to purchase up to an additional 375,000 shares of its common stock at $69.25 per share prior to the underwriting discount. The overallotment option expired unexercised.

Share Repurchase Program

On August 6, 2015, the Company’s Board authorized a $100.0 million stock repurchase program for 3 years which commenced on November 5, 2015 and expired on November 4, 2018. There were no shares of common stock repurchased during the year ended December 31, 2018. In 2017, the Company repurchased 134,900 shares of its common stock for a total cost of $7.9 million, or an average price of $58.82 per share.

On March 11, 2019, the Company’s Board of Directors authorized a $150 million stock repurchase program for 3 years which commenced on March 13, 2019 and expires on March 12, 2022. Stock repurchases may be made from time-to-time in open market transactions, privately negotiated transactions, through accelerated share repurchase programs, or by any combination of such methods. The timing of any repurchases and the actual number of shares repurchased will depend on a variety of factors, including our stock price, corporate and regulatory requirements, restrictions under our debt obligations and other market and economic conditions. No shares of common stock have been repurchased under this program to date.

Note 12.     Employee Benefit Plans

Stock-based compensation is classified in the consolidated statements of income in the same expense line items as cash compensation. Amounts recorded as expense in the consolidated statements of income are as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Cost of revenue	$3,270	$7,686	$6,213
Technology and development	2,185	2,391	2,448
Sales and marketing	3,000	2,936	3,004
General and administrative	9,633	12,636	15,515
Total	$18,088	$25,649	$27,180

In 2018 and 2017 the Company capitalized $0.3 million and $0.5 million, respectively, in stock-based compensation cost in connection with its capitalization of software development costs. No stock-based compensation cost was capitalized in 2016.

(a) Employee Stock Option Plan

On May 26, 2010, the Company adopted the 2010 Equity Incentive Plan (“2010 Plan”). Under the 2010 Plan, the Company can grant share-based awards to all employees, including executive officers, outside consultants and non-employee directors. As of December 31, 2018, the 2010 Plan has a total of 5.4 million common stock shares available for issuance.

The Company’s 2000 Stock Option/Stock Issuance Plan adopted in June 2000, as amended and restated, (“2000 Plan”), provides for the issuance of options and other stock-based awards. As of December 31, 2018, the 2000 Plan has a total of 53,000 options outstanding. Any forfeitures or shares remaining under the plan are canceled and not available for reissuance. No further grants will be made under the 2000 Plan.

Options under the 2000 Plan and the 2010 Plan (together “the Plans”) expire 10 years after the date of grant and generally vest over 4 years with 25% of the options vesting after one year and the balance vesting monthly over the remaining period. The Company issues new shares upon the exercise of stock options.

As of December 31, 2018, there was $7.7 million of total unrecognized stock-based compensation expense associated with stock options, adjusted for estimated forfeitures, related to non-vested stock-based awards which will be recognized over a weighted average period of approximately 1 year. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

On April 25, 2018, the Compensation Committee approved a modification to the 2010 Plan which extended the post-termination option exercise period for holders of Company stock options whose employment with the Company terminated between March 19, 2018 and the date on which the Company next files a registration statement on Form S-8 with the SEC until 30 days following the S-8 filing date. This modification resulted in $0.1 million of additional stock-based compensation expense in 2018 for non-executive employees due to the extension of the exercise period. In addition, the Compensation Committee approved accelerated vesting of stock options which had been granted but did not vest as of the termination date for certain executive officers who terminated in 2018. This resulted in the recognition of additional stock-based compensation expense of $1.2 million in 2018.

The following table summarizes the weighted-average fair value of stock options granted. There were no stock options granted in 2018.

	Year Ended December 31,
	2017	2016
Stock options granted (in thousands)	632	825
Weighted-average fair value at date of grant	$26.22	$18.38

Stock option activity for the year ended December 31, 2018 is as follows (shares in thousands):

	Shares	Weighted- average exercise price	Remaining contractual term (years)	Aggregate intrinsic value (dollars in thousands)
Outstanding at December 31, 2017	2,478	$47.24	7.22	$42,324
Granted	—	—
Exercised	(54)	26.10
Forfeited	(205)	60.70
Outstanding as of December 31, 2018	2,219	$46.50	5.11	$4,321
Vested and expected to vest at December 31, 2018	2,187	$46.30	5.08	$4,323
Exercisable at December 31, 2018	1,849	$43.74	4.61	$4,323

The total intrinsic value of options exercised during the years ended December 31, 2018, 2017 and 2016, was $1.8 million, $41.6 million and $37.0 million, respectively. Cash received from option exercises was $1.4 million, $14.3 million and $16.1 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Stock-based compensation expense related to stock options was $12.0 million, $11.8 million and $9.8 million in 2018, 2017 and 2016, respectively.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Valuation Assumptions

The Company calculated the fair value of each option award on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions. There were no stock options granted during 2018.

	Year Ended December 31,
	2017	2016
Expected volatility	39.79%	42.63%
Risk-free interest rate	1.86%	1.17%
Expected term (in years)	4.74	4.87
Dividend yield	—%	—%

Stock-based compensation expense is measured at the grant date based on the fair value of the award. The determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. Expected volatility is determined using weighted-average volatility of peer publicly traded companies as well as the Company’s own historical volatility. The Company has increased weighting of its own historical data and intends to continue in future periods as that history grows over time. The risk-free interest rate is determined by using published zero coupon rates on treasury notes for each grant date given the expected term on the options. The dividend yield of zero is based on the fact that the Company expects to invest cash in operations and has not paid cash dividends on its common stock. The Company estimates the expected term based on historical experience, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior such as exercises and forfeitures.

Stock-based compensation expense is recognized in the consolidated statements of income based on awards ultimately expected to vest, and is reduced for estimated pre-vest forfeitures. Forfeitures are estimated at the time of grant and are revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimate for pre-vest forfeitures is based on weighted average historical forfeiture rates.

(b) Restricted Stock Units

The Company grants restricted stock units (“RSU”) to certain employees, officers, and directors under the 2010 Plan. RSUs vest upon either performance-based, market-based or service-based criteria.

Performance-based RSUs vest based on the satisfaction of specific performance criteria. At each vesting date, the holder of the award is issued shares of the Company’s common stock. Compensation expense from these awards is equal to the fair market value of the Company’s common stock on the date of grant and is recognized over the remaining service period based on the probable outcome of achievement of the financial metrics used in the specific grant’s performance criteria. Management’s estimate of the number of shares expected to vest is based on the anticipated achievement of the specified performance criteria.

Market-based performance RSUs are granted such that they vest upon the achievement of certain per share price targets of the Company’s common stock during a specified performance period. The fair market values of market-based performance RSUs are determined using the Monte Carlo simulation method. The Monte Carlo simulation method is subject to variability as several factors utilized must be estimated including the future daily stock price of the Company’s common stock over the specified performance period, the Company’s stock price volatility and risk-free interest rate. The amount of compensation expense is equal to the per share fair value calculated under the Monte Carlo simulation multiplied by the number of market-based performance RSUs granted, recognized over the specified performance period.

Generally, service-based RSUs vest over a four year period in equal annual installments commencing upon the first anniversary date of the grant date.

The company granted no performance-based RSUs in 2018. In the first quarter of 2017, and 2016, the Company granted a total of 343,000, and 263,000, respectively, of performance-based RSUs to certain executive officers. Performance-based RSUs are typically granted such that they vest upon the achievement of certain revenue growth rates and other financial metrics during a specified three

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

year performance period. Participants have the ability to receive a percentage of the targeted number of shares originally granted which is up to a maximum of 200%, for 2017 and 2016, and 150%, for 2015.

On April 5, 2018, the Company’s Board of Directors concluded that the previously issued financial statements for (i) the quarterly periods ended September 30, June 30 and March 31, 2017, (ii) the annual period ended December 31, 2016 and (iii) the quarterly periods ended September 30 and June 30, 2016 should be restated and should no longer be relied upon. As a result, the previously issued financial statements for the aforementioned reporting periods are considered not issued. The Company updates the stock-based compensation expense based on the number of performance-based RSUs it expects to vest as of each period end. During the Non-Reliance Period, the expected achievement for performance-based RSUs granted in 2017 and 2016 was reassessed based on the restated financial statement resulting in their expected achievement percentage being reduced from 130% to 81% for 2016 grants and from 130% to 56% for 2017 grants. In 2018, the expected achievement for performance-based RSUs granted in 2016 was adjusted to 72% based on the current period’s financial results. No adjustments to the achievement percentage were necessary for awards granted in 2015 and 2017.

Stock-based compensation expense related to RSUs was $6.2 million, $13.6 million and $16.8 million in 2018, 2017 and 2016, respectively. Total unrecorded stock-based compensation expense at December 31, 2018 associated with RSUs was $9.5 million, which is expected to be recognized over a weighted-average period of approximately 1 year.

In May 2019, each of our executive officers (other than our Executive Chairman and CEO) entered into a change in control and severance agreement with us which entitles the executive to 100% vesting acceleration in the event of the executive’s disability under the Prior Severance Agreement. Other material terms relating to equity compensation upon termination remained unchanged.

The following table summarizes information about RSUs issued to officers, directors, and employees under the 2010 Plan:

			Weighted-average grant date fair value
	Service-based RSUs	Performance- based RSUs	Service-based RSUs	Performance- based RSUs
	(shares in thousands)
Unvested at December 31, 2017	304	725	$61.61	$60.21
Granted	—	—	—	—
Vested	(105)	(257)	60.40	58.98
Forfeitures	(35)	(268)	64.38	61.57
Unvested at December 31, 2018	164	200	$61.79	$59.76

(c) Employee Stock Purchase Plan

In May 2012, the Company established the 2012 Employee Stock Purchase Plan (“ESPP”) which is intended to qualify under Section 423 of the IRC.  The Company issued 18,037 and 48,443 common stock shares for which it received $0.9 million and $2.7 million from employee contributions during 2018 and 2017, respectively. At December 31, 2018, a total of 2,234,942 shares of the Company’s common stock are available for sale under the ESPP. In addition, the ESPP provides for annual increases in the number of shares available for issuance under the ESPP on the first day of each fiscal year, equal to the least of:

•                  500,000 shares of common stock;

•                  1% of the outstanding shares of the Company’s common stock as of the last day of its immediately preceding fiscal year; or

•                  Such other amount as may be determined by the board of directors.

Under the ESPP, employees are eligible to purchase common stock through payroll deductions of up to 25% of their eligible compensation, subject to any plan limitations. The ESPP has four consecutive offering periods of approximately three months in length during the year and the purchase price of the shares is 85% of the lower of the fair value of the Company’s common stock on the first

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

trading day of the offering period or on the last day of the offering period. Stock-based compensation expense related to the ESPP was $0.2 million in 2018 and $0.6 million in each of 2017 and 2016.

(d) 401(k) Plan

The Company participates in the WageWorks 401(k) Plan (“401(k) Plan”), a tax-deferred savings plan covering all of its employees working more than 1,000 hours per year. Employees become participants in the 401(k) Plan on the first day of any month following the first day of employment. Eligible employees may contribute up to 85% of their compensation to the 401(k) Plan, limited to the maximum allowed under the IRC. The Company, at its discretion, may match up to 40% of the first 6% of employees’ contributions and may make additional contributions to the 401(k) Plan. The Company contributed approximately $2.8 million, $2.5 million, and $1.8 million in 2018, 2017, and 2016, respectively.

Note 13.     Organizational Efficiency Plan and Executive Severance

Starting in 2015, the Company initiated a plan (“2015 Plan”) to integrate ancillary operations and consolidate certain positions resulting in employee headcount reduction and facility closures. As a result, the Company incurred employee termination and other charges consisting of severance and other employee termination costs, facility closure costs and other operational costs. During the years ended December 31, 2017 and 2016, the Company incurred employee termination and other charges under the 2015 Plan totaling $1.5 million and $1.1 million, respectively. The Company continually evaluates ways to improve business processes to ensure that its operations align with its strategy and vision for the future.

Changes in the Company’s accrued liabilities for workforce reduction costs are as follows (dollars in thousands):

Amount
Beginning balance as of January 1, 2016	$183
Employee termination and other charges	1,147
Releases	(1,330)
Ending balance as of December 31, 2016	$—
Employee termination and other charges	1,489
Releases	(1,489)
Ending balance as of December 31, 2017	$—

During 2018, the Company entered into transition agreements with certain executives as a result of changes to its management team. Total severance charges related to the transition agreements recorded in 2018 were $2.0 million, which are included in employee termination and other charges in the consolidated statements of income, of which $1.1 million was accrued at December 31, 2018.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Note 14.     Income Taxes

The Company reports income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted tax laws and rates applicable to periods in which the taxes become payable. The Company is subject to income taxes in the U.S. federal and various state jurisdictions. Presently, there are no income tax examinations on-going in the jurisdictions where the Company operates.

The components of the provision for income taxes are as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Current:
Federal	$(4,791)	$(159)	$(13,290)
State	(2,946)	(925)	(1,501)
	(7,737)	(1,084)	(14,791)
Deferred:
Federal	(6,437)	(8,389)	5,175
State	29	(110)	687
	(6,408)	(8,499)	5,862
Total provision for income taxes	$(14,145)	$(9,583)	$(8,929)

Reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2018, 2017 and 2016:

	Year Ended December 31,
	2018	2017	2016
Tax provision at U.S. statutory rate	21%	35%	35%
State income taxes, net of federal benefit	6	2	2
Permanent items - other	1	1	2
Research and development credits	(2)	(1)	(3)
Stock-based compensation	9	(22)	1
Other	(1)	(1)	(1)
Change in tax rate	1	1	—
Provision for tax	35%	15%	36%

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Deferred tax assets (liabilities) consist of the following (in thousands):

	December 31, 2018	December 31, 2017
Deferred tax assets:
Net operating loss carryforwards	$443	$1,716
Stock-based compensation	12,092	11,778
Research and development and other credits	2,170	6,961
Reserves	6,952	5,417
Intangible assets	2,141	947
Gross deferred tax assets	23,798	26,819
Deferred tax liabilities:
Property and equipment	(4,644)	(3,874)
Goodwill	(17,672)	(12,802)
Gross deferred tax liabilities	(22,316)	(16,676)
Net deferred tax assets	$1,482	$10,143

The income tax provision for the years ended December 31, 2018 and 2017, includes tax benefits of $0.4 million and $15.8 million, respectively, primarily due to the current year excess tax benefits on stock-based compensation pursuant to the adoption of ASU 2016-09.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (“the Tax Act”). The Tax Act introduces tax reform that reduces the current corporate federal income tax rate from 35% to 21%, among other changes. The rate reduction is effective January 1, 2018. The Company has determined that the Tax Act requires a revaluation of its net deferred tax asset upon its enactment during the current quarter. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. As changes in tax laws or rates are enacted, like the Tax Act, deferred tax assets and liabilities are adjusted through income tax expense. As a result of the reduction in the federal corporate income tax rate, the Company has recorded a non-cash charge to income tax expense of $0.3 million related to the revaluation of its net deferred tax assets.

The SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under Accounting Standards Codification 740 (“ASC 740”). In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provision estimate in the financial statements. If a company cannot determine a provision estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act. The Company completed its analysis of the impacts of the Tax Act in the fourth quarter of 2018 and determined there were no significant adjustments to the provisional tax amounts recorded in the fourth quarter of 2017.

The Company’s accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of the Company’s deferred tax assets. Assessing the realizability of deferred tax assets is dependent upon several factors, including the likelihood and amount, if any, of future taxable income in relevant jurisdictions during the periods in which those temporary differences become deductible. The Company’s management forecasts taxable income by considering all available positive and negative evidence including its history of operating income or losses and its financial plans and estimates which are used to manage the business. The Company has concluded there was sufficient positive evidence at the end of 2018 and 2017 to continue to support the position that the Company does not need to maintain a valuation allowance on deferred tax assets. These assumptions require significant judgment about

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

future taxable income. The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income are reduced.

At December 31, 2018, unrecognized tax benefits were approximately $5.6 million, which would impact income tax expense if recognized. The Company does not anticipate that any adjustments would result in a material change to its financial position within the next twelve months. For the years ended December 31, 2018, 2017 and 2016, the Company did not recognize any interest or penalties related to unrecognized tax benefits.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Balance, beginning of year	$5,078	$4,765	$4,429
Increase in tax positions for prior years	130	—	201
Increase in tax positions for current year	370	313	271
Other decreases	—	—	(136)
Balance, end of year	$5,578	$5,078	$4,765

The Company files income tax returns in the U.S. federal jurisdiction and various states jurisdictions. As a result of the Company’s net operating loss carryforwards and tax credit carryforwards, the 2002 through 2018 tax years are open and may be subject to potential examination in one or more jurisdictions.

At December 31, 2018, the Company has state operating loss carryforwards of approximately $6.5 million available to offset future taxable income. The Company’s state net operating loss carryforward is on a post-apportionment basis. The Company’s state net operating loss carryforwards expire in the years 2018 through 2033.

In addition, the Company had federal and California and other state research and development credit carryforwards of approximately $0.7 million and $4.4 million, respectively. The federal research credit carryforwards expire beginning in 2038, if not fully utilized. The California state research credit carries forward indefinitely and other states begin to expire in years 2029 through 2034.

The Company’s ability to utilize the net operating losses and tax credit carryforwards are subject to limitations in the event of an ownership change as defined in Section 382 of the Internal Revenue Code (“IRC”) of 1986, as amended, and similar state tax law. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years). The Company has considered Section 382 of the IRC and concluded that any ownership change would not diminish the Company’s utilization of its net operating loss or its research and development credits during the carryover periods.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Note 15.     Commitments and Contingencies

(a) Operating Leases

The Company leases office space and equipment under non-cancelable operating leases with various expiration dates through 2028. Future minimum lease payments under non-cancelable operating leases, excluding the contractual sublease income of $8.3 million which is expected to be received through February 2023, are as follows (in thousands):

As of December 31, 2018
2019	$9,479
2020	9,685
2021	9,661
2022	6,536
2023	2,308
Thereafter	5,663
Total future minimum lease payments	$43,332

Rent expense was $7.7 million, $7.6 million, and $7.1 million for 2018, 2017 and 2016, respectively. Sublease income was $1.9 million, $1.7 million, and $0.7 million for 2018, 2017 and 2016, respectively. As of December 31, 2018, the Company has $0.4 million in future minimum lease payments under capital leases.

(b) Legal Matters

The Company is pursuing affirmative claims against the OPM to obtain payment for services provided by the Company between March 1, 2016 and August 31, 2016 pursuant to our contract with OPM for the Government’s Federal Flexible Account Program (“FSAFEDS”). The Company initially issued its invoice for these services in February 2017. On December 22, 2017, the Company received the Contracting Officer’s “final decision” refusing payment of the invoiced amount and otherwise denying the Company’s Certified Claim. As a result of this decision, and a related Certified Claim that OPM subsequently denied, on February 8, 2018, we filed an appeal to the Civilian Board of Contract Appeals (“CBCA”) against OPM for services provided by the Company between March 1, 2016 and August 31, 2016. On August 3, 2018, we also filed an appeal to the CBCA of OPM’s June 21, 2018 denial of a Request for Equitable Adjustment for extra work associated with a contract modification imposing new security and other requirements not part of the original scope of FSAFED’s contract work. In connection with the Company’s claims against OPM, OPM has also claimed that an erroneous statement in a certificate signed by a former executive officer constituted a violation of the False Claims Act and moved to dismiss part of our claim against OPM as a result. In March 2019, the Company filed a Motion for Summary Judgement with CBCA on the December 22nd denial by the OPM. OPM has moved to defer consideration of the Summary Judgment Motion to permit it further discovery. That Motion has been briefed and the case is on hold pending a ruling by the CBCA which could be handed down any day. In order to accelerate resolution of all matters before the CBCA, the Company’s appeal of the June 21st denial by the OPM was withdrawn on April 9, 2019. The remaining claim related to the OPM’s December 22nd denial, valued at approximately $6.2 million, is scheduled to go to trial in July 2019 if the pending Summary Judgment is denied by the CBCA. As with all legal proceedings, no assurance can be provided as to the outcome of these matters or if we will be successful in recovering the full claimed amount.

On March 9, 2018, a putative class action was filed in the United States District Court for the Northern District of California (the “Securities Class Action”). On May 16, 2019, a consolidated amended complaint was filed by the lead plaintiffs asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, against the Company, our former Chief Executive Officer and our former Chief Financial Officer on behalf of purchasers of WageWorks common stock between May 6, 2016 and March 1, 2018. The complaint also alleges claims under the Securities Act of 1933, as amended, arising from our June 19, 2017 common stock offering against those same defendants, as well as the members of our Board of Directors at the time of that offering and the underwriters of the offering.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

On June 22, 2018 and September 6, 2018, two derivative lawsuits were filed against certain of our officers and directors and the Company (as nominal defendant) in the Superior Court of the State of California, County of San Mateo. The actions were consolidated. On July 23, 2018, a similar derivative lawsuit was filed against certain of our officers and directors and the Company (as nominal defendant) in the United States District Court for the Northern District of California (together, the “Derivative Suits”). The Derivative Suits purport to allege claims related to breaches of fiduciary duties, waste of corporate assets, and unjust enrichment.

In addition, the complaint in District Court includes a claim for abuse of control, and the complaint in Superior Court includes a claim to require the Company to hold an annual shareholder meeting. The allegations in the Derivative Suits relate to substantially the same facts as those underlying the Securities Class Action described above. The plaintiffs seek unspecified damages and fees and costs. In addition, the complaint in the Superior Court seeks for us to provide past operational reports and financial statements, to publish timely and accurate operational reports and financial statements going forward, to hold an annual shareholder meeting, and to take steps to improve its corporate governance and internal procedures.

Plaintiffs in the Superior Court action filed a Consolidated Complaint on May 2, 2019. As stipulated by the parties, and approved by the District Court, the District Court action is stayed. The parties in the District Court action are to notify the District Court within 15 days of (1) the dismissal of the Securities Class Action, (2) the denial of defendants’ motion(s) to dismiss, or (3) a party giving notice that they no longer consent to the voluntary stay.

The Company voluntarily contacted the San Francisco office of the SEC Division of Enforcement regarding the restatement and independent investigation. The Company is providing information and documents to the SEC and will continue to cooperate with the SEC’s investigation into these matters. The U.S. Attorney’s Office for the Northern District of California also opened an investigation. The Company has provided documents and information to the U.S. Attorney’s Office and will continue to cooperate with any inquiries by the U.S. Attorney’s Office regarding the matter.

The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on currently available information, the Company does not believe that any additional liabilities relating to other unresolved matters are probable or that the amount of any resulting loss is estimable. In addition, in accordance with the relevant authoritative guidance, for matters which the likelihood of material loss is at least reasonably possible, the Company provides disclosure of the possible loss or range of loss. If a reasonable estimate cannot be made, the Company will provide disclosure to that effect. However, litigation is subject to inherent uncertainties and the Company’s view of these matters may change in the future. Were an unfavorable outcome to occur, there exists the possibility of a material adverse impact on the Company’s financial position, results of operations or cash flows for the period in which the unfavorable outcome occurs, and potentially in future periods.

The Company is involved in various other litigation, governmental proceedings and claims, not described above, that arise in the normal course of business. While it is not possible to determine the ultimate outcome or the duration of such litigation, governmental proceedings or claims, the Company believes, based on current knowledge and the advice of counsel, that such litigation, proceedings and claims will not have a material impact on the Company’s financial position or results of operations.

Note 16.     Related Party

The National Flex Trust (“the Trust”), established by one of the previously acquired entities of the Company, is to provide reimbursement of qualified expenses to plan participants under certain employer plans that have contracted with the Company to provide the plan services using a custodial account (“the Trust Account”). The client is responsible for maintaining the employer plan for their participants, including the establishment of eligibility and paying all eligible claim amounts owed to their participants. The Company is an independent contractor engaged to perform administration services.

The Company has a long-term receivable due from the Trust totaling $1.0 million which the Trust holds with its banks, as a security deposit for the settlement of participant claims. The Company has recorded this receivable within other assets on its consolidated balance sheets.

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Note 17.     Selected Quarterly Financial Data (unaudited)

	Fiscal Quarter Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(in thousands, except per share amounts)
Revenues:
Healthcare	$65,376	$66,125	$68,104	$75,256	$66,046	$65,893	$68,202	$74,674
COBRA	26,045	25,081	26,200	28,835	29,142	26,897	27,018	28,550
Commuter	19,426	18,785	18,847	18,878	18,508	17,987	17,836	18,543
Other	4,218	3,980	3,357	3,671	4,384	4,069	4,076	4,270
Total revenues	115,065	113,971	116,508	126,640	118,080	114,846	117,132	126,037
Operating expenses:
Cost of revenues (excluding amortization of internal use software)	39,533	33,886	36,143	45,242	43,223	39,031	43,319	48,088
Technology and development, sales and marketing, general and administrative, and employee termination and other charges	59,802	61,454	53,664	56,620	49,547	50,365	48,619	45,581
Amortization	10,772	10,502	10,191	9,991	9,858	9,402	9,393	9,237
Total operating expenses	110,107	105,842	99,998	111,853	102,628	98,798	101,331	102,906
Income from operations	4,958	8,129	16,510	14,787	15,452	16,048	15,801	23,131
Other, net	(1,317)	(1,071)	(965)	(916)	(1,443)	(1,749)	(1,680)	(1,590)
Income before income taxes	3,641	7,058	15,545	13,871	14,009	14,299	14,121	21,541
Income tax (provision) benefit	(1,738)	(4,934)	(4,621)	(2,852)	(5,020)	(5,236)	6,157	(5,484)
Net income	$1,903	$2,124	$10,924	$11,019	$8,989	$9,063	$20,278	$16,057
Net income per share:
Basic	$0.05	$0.05	$0.27	$0.28	$0.23	$0.23	$0.54	$0.43
Diluted	$0.05	$0.05	$0.27	$0.27	$0.23	$0.23	$0.53	$0.42
Shares used in computing net income per share:
Basic	39,853	39,853	39,853	39,823	38,447	39,641	37,419	37,025
Diluted	40,340	40,492	40,412	40,480	39,415	40,264	38,613	38,441

Note 18.     Subsequent Events

On March 29, 2019, the Company reduced the long-term debt principal with a $60.0 million payment. On March 11, 2019, the Company’s Board of Directors authorized a stock repurchase program. All the material terms of this program are disclosed in Note 11 Stockholders’ Equity.

On March 19, 2019, WageWorks, Inc. (the “Company”) received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE Listed Company Manual as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Form 10-K”). The NYSE informed the Company that, under the NYSE’s rules, the

WAGEWORKS, INC.

Notes to Consolidated Financial Statements.

Company will have six months from March 1, 2019 to file the Form 10-K with the SEC. The Company can regain compliance with the NYSE continued listing requirements at any time before that date by filing the Form 10-K with the SEC. If the Company fails to file the Form 10-K before the NYSE’s six-month compliance deadline, the NYSE may grant, at its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances.

On April 29, 2019, the Company received an unsolicited, non-binding proposal from HealthEquity, Inc. (NASDAQ: HQY) to acquire all of the outstanding shares of the Company. The Company’s Board, in consultation with its financial and legal advisors, will continue to carefully review the proposal in order to pursue the course of action that is in the best interests of all of the Company’s shareholders. On May 23, 2019, each of our executive officers (other than our Executive Chairman and CEO) entered into a change in control and severance agreement. On May 23, 2019, each of our executive officers (other than our Executive Chairman and CEO) entered into a change in control and severance agreement.